Exhibit 99.1

FOR IMMEDIATE RELEASE:

PACKAGING CORPORATION OF AMERICA DECLARES QUARTERLY DIVIDEND

Lake Forest, IL May 1, 2013 – Packaging Corporation of America (NYSE: PKG) announced today that its Board has approved a regular quarterly dividend of $0.3125 per share on its common stock. The quarterly dividend of $0.3125 per share will be paid to shareholders of record as of June 14, 2013 with a payment date of July 15, 2013. Future declaration of quarterly dividends, and the establishment of future record and payment dates, are subject to the final determination by PCA’s Board of Directors.

PCA is the fourth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.8 billion in 2012. PCA operates four paper mills and 71 corrugated products plants in 26 states across the country.

Contact: Barbara Sessions

Packaging Corporation of America

INVESTOR RELATIONS: (877) 454-2509

PCA Web Site:     www.packagingcorp.com